Exhibit 10.38
Compensation Arrangements with Named Executive Officers
Base Salaries
     The following table sets forth the fiscal 2008 annual base salaries of FedEx’s named executive officers, other than Daniel J. Sullivan, who retired as FedEx Ground’s President and Chief Executive Officer on December 31, 2006:

Name and
Current Position	Base Salary
Frederick W. Smith	$1,434,840
Chairman, President and Chief Executive Officer

Alan B. Graf, Jr.	$902,784
Executive Vice President and Chief Financial Officer

David J. Bronczek	$942,756
President and Chief Executive Officer – FedEx Express

T. Michael Glenn	$802,188
Executive Vice President, Market Development and Corporate Communications

Robert B. Carter	$736,596
Executive Vice President, FedEx Information Services and Chief Information Officer
      Mr. Smith’s annual base salary was increased by 2.5%. Each other named executive officer’s annual base salary was increased by 3.5%. Mr. Smith’s new base salary is effective as of July 16, 2007. The new base salaries of the other named executive officers are effective as of July 1, 2007.
FY2008 Annual Incentive Compensation Plans
     Chairman, President and Chief Executive Officer
     Frederick W. Smith’s fiscal 2008 annual bonus will be determined by the achievement of corporate objectives for consolidated pre-tax income for fiscal 2008. The Compensation Committee may adjust Mr. Smith’s bonus amount upward or downward based on its consideration of several factors, including: FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average and the Dow Jones Industrial Average; FedEx’s revenue and operating income growth relative to competitors;

FedEx’s cash flow; FedEx’s return on invested capital; FedEx’s U.S. and international revenue market share; FedEx’s reputation rankings by various publications and surveys; and the Compensation Committee’s assessment of the quality and effectiveness of Mr. Smith’s leadership during fiscal 2008. None of these factors will be given any particular weight by the Compensation Committee in determining whether to adjust Mr. Smith’s bonus amount. Mr. Smith’s annual bonus target for fiscal 2008 is 130% of his base salary, with a maximum payout of 300% of his target bonus.
     Non-CEO Named Executive Officers
     Messrs. Graf, Glenn and Carter participate in the fiscal 2008 annual incentive cash bonus plan for headquarters employees. Under this plan, the annual bonus target for each executive is 90% of his base salary, with a maximum payout of 240% of the target bonus. A threshold payout of up to 30% of the target bonus is based on the achievement of individual objectives established at the beginning of the fiscal year for each executive. Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2008. The balance of the bonus payout is based on FedEx’s consolidated pre-tax income for fiscal 2008 and ranges, on a sliding scale, from a minimum amount if the plan’s pre-established consolidated pre-tax income threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded.
     Mr. Bronczek participates in the fiscal 2008 annual incentive cash bonus plan sponsored by the FedEx Express segment. Mr. Bronczek’s target annual bonus is 100% of his base salary, with a maximum payout of 240% of his target bonus. A threshold payout of up to 30% of the target bonus is based on his achievement of individual objectives established at the beginning of the fiscal year. Mr. Smith will determine the achievement level of Mr. Bronczek’s individual objectives at the conclusion of fiscal 2008. The balance of the bonus payout is based on FedEx’s consolidated pre-tax income for fiscal 2008 and ranges, on a sliding scale, from a minimum amount if the plan’s pre-established consolidated pre-tax income threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded.
Long-Term Incentive Cash Bonus Program
     The Compensation Committee has established long-term performance bonus plans for the three-fiscal-year periods 2006 through 2008, 2007 through 2009 and 2008 through 2010, providing long-term cash bonus opportunities to members of upper management, including the named executive officers, for fiscal 2008, 2009 and 2010, respectively, if certain aggregate earnings-per-share goals established by the Compensation Committee are achieved with respect to those periods. No amounts can be earned for the fiscal 2006 through 2008, 2007 through 2009 and 2008 through 2010 plans until 2008, 2009 and 2010, respectively, because achievement of the earnings-per-share goals can only be determined following the conclusion of the applicable three-fiscal-year period.
     The following table sets forth estimates of the possible future payouts to each of FedEx’s named executive officers under FedEx’s long-term performance cash bonus plans. Mr. Sullivan, who retired on December 31, 2006, is eligible for payouts under the fiscal 2006 through 2008 and 2007 through 2009 plans based on the proportion of the applicable three-fiscal-year period during which he was employed.

		Estimated Future Payouts
	Performance	Threshold	Target	Maximum
Name	Period	($)	($)	($)
Frederick W. Smith	FY2006 – FY2008	625,500	2,500,000	3,750,000
	FY2007 – FY2009	875,000	3,500,000	5,250,000
	FY2008 – FY2010	875,000	3,500,000	5,250,000

Alan B. Graf, Jr.	FY2006 – FY2008	187,500	750,000	1,125,000
	FY2007 – FY2009	300,000	1,200,000	1,800,000
	FY2008 – FY2010	300,000	1,200,000	1,800,000

David J. Bronczek	FY2006 – FY2008	250,000	1,000,000	1,500,000
	FY2007 – FY2009	375,000	1,500,000	2,250,000
	FY2008 – FY2010	375,000	1,500,000	2,250,000

T. Michael Glenn	FY2006 – FY2008	187,500	750,000	1,125,000
	FY2007 – FY2009	300,000	1,200,000	1,800,000
	FY2008 – FY2010	300,000	1,200,000	1,800,000

Robert B. Carter	FY2006 – FY2008	187,500	750,000	1,125,000
	FY2007 – FY2009	300,000	1,200,000	1,800,000
	FY2008 – FY2010	300,000	1,200,000	1,800,000

Daniel J. Sullivan	FY2006 – FY2008	92,167	368,666	553,000
	FY2007 – FY2009	48,333	193,333	290,000
     The estimated individual future payouts set forth in the table above are set dollar amounts ranging from threshold amounts, if the earnings-per-share goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the estimated future payouts shown in this table will be achieved.
Other Arrangements
     FedEx’s named executive officers are eligible to receive certain other annual compensation, including certain perquisites and other personal benefits, such as personal use of corporate aircraft, security services and equipment (pursuant to FedEx’s executive security procedures) and tax return preparation and financial counseling services.
     In addition, FedEx’s named executive officers receive tax reimbursement payments relating to restricted stock awards, certain business-related use of corporate aircraft and certain perquisites.

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